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                                                                    EXHIBIT 99.1



                            CALLON PETROLEUM COMPANY
                             200 North Canal Street
                                Natchez, MS 39120
                                  601-442-1601



March 29, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Ladies and Gentlemen:

In accordance with Release No. 33-8070, we hereby confirm that Callon Petroleum Company (the "COMPANY") has received a representation letter from the Company's independent accountants Arthur Andersen LLP ("ANDERSEN") dated March 29, 2002, relating to their firm's ability to comply with professional standards regarding the Company's audit.

Andersen has represented that (i) the audit work performed on the Company's financial statements for the year ended December 31, 2001 was subject to Andersen's quality control systems for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, (ii) there was appropriate continuity of Andersen personnel working on the audit, and (iii) there was availability of national office consultation as necessary. The availability of personnel at foreign affiliates of Andersen was s not relevant to this audit.

Respectfully,

/s/ John S. Weatherly

John S. Weatherly
Chief Financial Officer